Exhibit 21

Form 10-K Item 15A (3) Exhibit 21

A. T. Cross Company
Subsidiaries, Branches and Divisions

A.T. Cross (Asia Pacific) Limited Hong Kong Branch Hong Kong Special Administrative Region of the People's Republic of China	A.T. Cross (Asia Pacific) Limited Singapore Branch Singapore
A.T. Cross (Asia Pacific) Limited Taiwan Branch Taipei, Taiwan, The Republic of China	A.T. Cross Company French Branch Paris, France
A.T. Cross Deutschland GmbH Mainz, Federal Republic of Germany	A.T. Cross (Hong Kong) Ltd. Hong Kong Special Administrative Region of the People's Republic of China
A.T. Cross Limited Ballinasloe, Republic of Ireland	A.T. Cross Limited Luton, Bedfordshire, England
AT-Cross Services Mexico, S. de R.L. de C.V. Mexico City, Mexico	A.T. Cross Shanghai Trading Company Limited Shanghai, The People's Republic of China
A.T. Cross Stationery (Dongguan) Company Limited Dong Guan City, The People's Republic of China	A.T.X. International, Inc. Lincoln, Rhode Island
Comercializadora AT-Cross, S. de R.L. de C.V. Mexico City, Mexico	Cross Company of Japan, Ltd. Tokyo, Japan
Cross Optical Group, Inc. Daytona Beach, Florida	Cross Retail Ventures, Inc. Lincoln, Rhode Island